UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

SCIENTIFIC LEARNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-24547 (Commission File No.)	94-3234458 (IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600

Oakland, CA 94612

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)

On December 6, 2007, the Board of Directors of the Company appointed D. Andrew Myers to be the Company’s President and Chief Operating Officer. Such election is not effective until Mr. Myers’ first date of full-time employment with the Company, which is presently expected to be on or about January 9, 2008.

Mr. Myers, age 36, has served in positions of increasing responsibility at Pearson Education since 1997. Since March 2007, he has served as Senior Vice President, Digital Product Development for Pearson Curriculum, where he was responsible for integrating the technology teams from six preceding businesses into a digital development group of 275 employees. From August 2004 to March 2007, Mr. Myers was the Chief Operations Officer for Pearson Digital Learning, where he was responsible for setting product, financial, technical and operational strategies for that 580-employee business unit. From 2002 to 2004, Mr. Myers served as Vice President Sales for Pearson Digital Learning. Mr. Myers started with Pearson as a sales representative in 1996. Pearson Education is the education division of Pearson PLC, an international media company. Mr. Myers holds an MBA from the Haas School of Business at the University of California Berkeley and a BA in finance from the University of Utah.

There are no family relationships between Mr. Myers and any of the Company’s executive officers or directors.

(e)

On December 6, 2007, the Compensation Committee of the Board of Directors of the Company approved, and the Company therefore entered into an employment agreement with D. Andrew Myers, the Company’s prospective future President and Chief Operating Officer.

Mr. Myers’ terms of employment include:

•	Annualized base salary of $275,000;
•

Participation in the Company’s 2008 Management Incentive Plan, with annual bonus potential of 50% of base salary upon achievement of 100% of all targets and up to 100% of base salary upon maximum overachievement;

•

Restricted stock unit awards for 30,000 shares, with 33.3% of such shares to vest on the Company’s first regular vesting date after the first anniversary of his start date, with the remainder vesting in equal installments approximately every six months over the following 36 months;

•	Participation in the Company’s regular employee benefits, starting on the first day of the month after his start date;
•	If needed, reimbursement of the COBRA premium for Mr. Myers and his family for the month of January 2008;
•

Severance pay equal to 12 months base salary if the Company terminates Mr. Myers’ employment without cause or upon acquisition of the Company, unless he is offered a comparable position with comparable pay by the acquiring company; and

•

Relocation benefits as detailed in Mr. Myers’ offer of employment, including commuting costs, temporary living costs, moving expenses, closing costs, a supplemental relocation allowance equal to one months’ salary and tax gross-up for the tax liability incurred with respect to certain relocation expenses.

2.

A copy of Mr. Myers’ offer of employment is filed as Exhibit 10.1 to this report and incorporated herein by reference.

On December 6, 2007, the Compensation Committee of the Board of Directors of the Company approved, and the Company therefore entered into an amendment to its employment agreement with Robert C. Bowen, the Company’s Chairman and Chief Executive Officer.

Effective June 4, 2008, the expiration date of Mr. Bowen’s current employment agreement,

•	Mr. Bowen agreed to remain the Company’s Chairman and Chief Executive Officer for up to an additional two years;
•	The Company agreed to pay Mr. Bowen’s reasonable commuting expenses to be with his wife when she is outside California; and
•

The Company agreed to reimburse Mr. Bowen for reasonable medical insurance costs for him and his spouse for five years after his employment ends. If Mr. Bowen predeceases his spouse, the Company will continue to reimburse the same costs for Mrs. Bowen only for the same time period.

A copy of the Amendment to Mr. Bowen’s employment agreement is filed as Exhibit 10.2 to this report and incorporated herein by reference.

Item 9.01 Financial Statements And Exhibits

(d)	Exhibits
10.1	Offer of Employment Letter Agreement with D. Andrew Myers
10.2	Amendment to Employment Agreement with Robert C. Bowen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Scientific Learning Corporation

Date: December 7, 2007	By:	/s/ Linda L. Carloni
Title: Vice President and General Counsel

3.